EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161749, 333-161745, 333-161742, 333-110952, 333-110593, 333-65802, 333-66430, 333-72010, 333-75810, 333-100794, 333-145432, 333-96615, 333-71774, 333-49448, and 333-129156 on Form S-8, Registration Statement Nos. 333-53672 and 333-145494 on Form S-3, and Registration Statement No. 333-37050 on Form S-4 of our reports dated May 22, 2012, relating to the consolidated financial statements of Spartan Stores, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2012.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan

May 22, 2012